A special meeting of the fund's shareholders was held on March 19, 2008. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	114,733,482.22	94.951
Withheld	6,100,387.64	5.049
TOTAL	120,833,869.86	100.000
Dennis J. Dirks
Affirmative	114,592,461.22	94.835
Withheld	6,241,408.64	5.165
TOTAL	120,833,869.86	100.000
Edward C. Johnson 3d
Affirmative	114,592,461.22	94.835
Withheld	6,241,408.64	5.165
TOTAL	120,833,869.86	100.000
Alan J. Lacy
Affirmative	114,733,482.22	94.951
Withheld	6,100,387.64	5.049
TOTAL	120,833,869.86	100.000
Ned C. Lautenbach
Affirmative	114,733,482.22	94.951
Withheld	6,100,387.64	5.049
TOTAL	120,833,869.86	100.000
Joseph Mauriello
Affirmative	114,733,482.22	94.951
Withheld	6,100,387.64	5.049
TOTAL	120,833,869.86	100.000
Cornelia M. Small
Affirmative	114,733,482.22	94.951
Withheld	6,100,387.64	5.049
TOTAL	120,833,869.86	100.000
William S. Stavropoulos
Affirmative	114,592,461.22	94.835
Withheld	6,241,408.64	5.165
TOTAL	120,833,869.86	100.000
David M. Thomas
Affirmative	114,733,482.22	94.951
Withheld	6,100,387.64	5.049
TOTAL	120,833,869.86	100.000
Michael E. Wiley
Affirmative	114,733,482.22	94.951
Withheld	6,100,387.64	5.049
TOTAL	120,833,869.86	100.000
PROPOSAL 2
To amend the Declaration of Trust to reduce the required quorum for future shareholder meetings.A
Affirmative	75,560,629.36	62.533
Against	43,770,559.90	36.223
Abstain	1,209,356.92	1.002
Broker Non-Votes	293,323.68	.242
TOTAL	120,833,869.86	100.000
A Denotes trust-wide proposal and voting results.